Exhibit 10.2

September 19, 2007

Re: Project Cavalry

NetScout Systems, Inc.

310 Littleton Road

Westford, MA 01886

Attention: David Sommers

Ladies and Gentlemen:

This letter agreement (together with all annexes hereto, this “Letter Agreement”) will confirm the understanding and agreement between NetScout Systems, Inc. (the “Company”), Silver Lake Partners, L.P. (“SLP”), Silver Lake Investors, L.P. (“SLI”), Silver Lake Technology Investors, L.L.C. (“SLTI,” and together with SLP and SLI, the “SLP Parties”), TPG Starburst III, LLC (“TPG III”), TPG Starburst VI, LLC (“TPG IV”) and T3 Starburst II, LLC (“TPG II,” and together with TPG III and TPG IV, the “TPG Parties” and, together with the SLP Parties, the “Sponsors”) in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), among the Company, NS Merger Sub LLC, Network General Corporation (“NetGen”) and Network General Central Corporation.

The Sponsors, together with Integral Capital Partners VI, L.P. (“ICP”), currently hold an aggregate of $98,500,000 million of outstanding principal amount of indebtedness of NetGen pursuant to the Credit Agreement, dated as of July 16, 2004 and as subsequently amended, between NetGen, the Sponsors and ICP (the “Existing Debt”).

1. Refinancing Existing Debt. In the event that the Merger is completed upon the terms and subject to the conditions set forth in the Merger Agreement, notwithstanding the failure of the Company to have obtained the Alternative Financing (as defined in the Merger Agreement) prior to such time, the Company agrees to prepay on behalf of NetGen, or cause NetGen to prepay, the Existing Debt immediately after the Effective Time (as defined in the Merger Agreement). For the avoidance of doubt, the completion of the Exchange upon the terms and subject to the conditions set forth in paragraph 2 of this Letter Agreement shall be deemed to be a prepayment in full of the Existing Debt.

2. Exchange. If prior to the Effective Time the Company has not received the Alternative Financing, the Sponsors severally, and not jointly, agree to acquire senior secured floating rate notes having the terms set forth on Annex A hereto and otherwise having terms and conditions satisfactory to the Company and the Sponsors (the “New Debt”) in exchange for (the “Exchange”) (a) the Existing Debt held by the Sponsors and (b) (x) if ICP becomes a party to this letter agreement prior to the Closing (as defined in the Merger Agreement) by assignment as permitted by paragraph 6, an aggregate of $1.5 million of Total Cash Consideration (as defined in the Merger Agreement) that the Sponsors would otherwise be entitled to receive under the Merger Agreement or (y) if ICP has not become a party to this letter agreement prior to the Closing (as defined in the Merger Agreement) by assignment as permitted by paragraph 6, an aggregate of $3,962,500 of Total Cash Consideration (as defined in the Merger Agreement) that the Sponsors would otherwise be entitled to receive under the Merger Agreement, in each case subject to the execution and delivery by the Company and the Sponsors prior to the Effective Time of a mutually satisfactory note purchase agreement, registration rights agreement and indenture (collectively, the “Transaction Agreements”) and satisfaction of all conditions set forth therein.

Each of the Company and the Sponsors agrees to negotiate in good faith towards reaching agreement on the Transaction Agreements at the earliest practicable date and, in any event, no later than the Closing (as defined in the Merger Agreement).

3. Indemnification. The Company (in such capacity, the “Indemnifying Party”) shall, to the extent set forth in Annex B hereto, indemnify and hold harmless the Sponsors and the other Indemnified Persons referred to in said Annex, which Annex is incorporated herein by reference and constitutes a part hereof.

4. Termination. This Letter Agreement shall terminate upon the earlier of (a) such date as the Company and the Sponsors have entered into the Transaction Agreements and (b) the termination of the Merger Agreement.

5. Confidentiality. This Letter Agreement is delivered to you on the understanding that neither it nor any of its terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to your officers, agents and advisors; (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof); (c) to the extent requested by any regulatory authority or pursuant to your reporting obligations under the Securities and Exchange Act of 1934, as amended (in which case you agree to inform us promptly thereof); (d) to the extent any such information becomes publicly available other than as a result of your or any other person’s breach of this sentence; or (e) to any potential lender for the purpose of evaluating any proposal for Alternative Financing, provided that prior to such disclosure such lender agrees to be bound by the confidentiality provisions hereof.

Upon acceptance of the Letter Agreement, we agree not to disclose, directly or indirectly, this Letter Agreement or any of its terms and substance to any other person except (a) to our officers, agents and advisors; (b) as many be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case we agree to inform you promptly thereof); (c) to the extent requested by any regulatory authority (in which case we agree to inform you promptly thereof); or (d) to the extent any such information becomes publicly available other than as a result of our breach of this sentence.

6. Assignment. The Company may not assign any of its rights, or be relieved of any of its obligations, without the prior written consent of each of the Sponsors, and any attempted assignment in violation of this sentence shall be null and void. Any Sponsor may assign any of its rights and/or obligations under this Letter Agreement to any of its affiliated fund entities (or to Integral Capital Partners VI, L.P. or any of its affiliated fund entities) without the approval of the Company, provided that such assignment will not relieve the assignor of its obligations hereunder.

7. Survival. The provisions of this Letter Agreement relating to indemnification and confidentiality will survive the termination of this Letter Agreement (including any extensions thereof).

8. Choice of Law; Jurisdiction; Waivers. This Letter Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. To the fullest extent permitted by applicable law, each of the Company and the Sponsors hereby irrevocably submits to

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the jurisdiction of any New York State court or Federal court sitting in the County of New York in respect of any suit, action or proceeding arising out of or relating to the provisions of this Letter Agreement and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each of the Company and the Sponsors hereby waives, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Company and the Sponsors hereby waives, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this Letter Agreement.

9. Miscellaneous. This Letter Agreement will become effective only upon its execution and delivery by each of the parties hereto. This Letter Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

This Letter Agreement and the attached annexes set forth the entire understanding of the parties hereto as to the scope of the obligations of the Company and the Sponsors hereunder. This Letter Agreement shall supersede all prior understandings and proposals, whether written or oral, between the Sponsors and the Company relating to the transactions contemplated hereby.

This Letter Agreement has been and is made solely for the benefit of the Company, the Sponsors, the Indemnified Persons, and their respective successors and assigns, and nothing in this Letter Agreement, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Letter Agreement or the agreements of the parties contained herein.

[Signature Page Follows]

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If you are in agreement with the foregoing, kindly sign and return to us the enclosed copy of this Letter Agreement.

Very truly yours,

SILVER LAKE PARTNERS, L.P.

By:	Silver Lake Technology Associates, L.L.C. its General Partner

By:	/s/ Kenneth Hao
	Name:	Kenneth Hao
	Title:	Managing Director

SILVER LAKE INVESTORS, L.P.

By:	Silver Lake Technology Associates, L.L.C. its General Partner

By:	/s/ Kenneth Hao
	Name:	Kenneth Hao
	Title:	Managing Director

SILVER LAKE TECHNOLOGY INVESTORS, L.L.C.

By:	Silver Lake Technology Management, L.L.C., its Manager

By:	/s/ Kenneth Hao
	Name:	Kenneth Hao
	Title:	Managing Director

[Signature Page to the Commitment Letter]

TPG STARBURST IV, LLC

By:	TPG Partners IV, L.P., its Managing Member

By:	TPG GenPar IV, L.P., its General Partner

By:	TPG Advisors IV, Inc., its General Partner

By:	/s/ Dick Boyce
	Name:	Dick Boyce
	Title:	Partner

TPG STARBURST III, LLC

By:	TPG Partners III, L.P., its Managing Member

By:	TPG GenPar III, L.P., its General Partner

By:	TPG Advisors III, Inc., its General Partner

By:	/s/ Dick Boyce
	Name:	Dick Boyce
	Title:	Partner

T3 STARBURST II, LLC

By:	T3 STARBURST II, LLC its Managing Member

By:	T3 STARBURST II, LLC its General Partner

By:	T3 STARBURST II, Inc. its General Partner

By:	/s/ Dick Boyce
	Name:	Dick Boyce
	Title:	Partner

[Signature Page to the Commitment Letter]

Accepted and agreed to as of

the date first written above by:

NETSCOUT SYSTEMS, INC.

By:	/s/ David P. Sommers
	Name:	David P. Sommers
	Title:	Chief Financial Officer and Senior Vice President, General Operations

ANNEX A

SENIOR SECURED FLOATING RATE NOTES

TERM SHEET

Issuer:	NetScout Systems, Inc.

Guarantors:	Each of the Issuer’s existing and future domestic subsidiaries.

Notes:	Senior Secured Floating Rate Notes.

Maturity:	Fifth anniversary of the issue date.

Aggregate Principal Amount:	$100 million.

Interest:	Three-month LIBOR plus (i) 500 bps prior to the 1-year anniversary of the issue date, (ii) 550 bps from and after the 1-year anniversary, and prior to the 2-year anniversary, of the issue date and (iii) 600 bps from and after the 2-year anniversary of the issue date. All interest will be payable in cash on a quarterly basis in arrears. Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Ranking:	The Notes and the related guarantees will rank as senior secured obligations, equal in right of payment to all the Issuer’s and Guarantors’ existing and future senior indebtedness, and effectively senior in right of payment to the Issuer’s and Guarantors’ existing and future unsecured obligations to the extent of the value of the Collateral.

Collateral:	The obligations of the Issuer and the Guarantors in respect of the Notes and the related guarantees shall be secured by a perfected first priority security interest in all of the Issuer’s and the Guarantors’ tangible and intangible assets (including, without limitation, intellectual property, real property and all of the capital stock of each of the Issuer’s direct and indirect subsidiaries (limited, in the case of foreign subsidiaries, to 66% of the capital stock of first tier foreign subsidiaries)), except for those assets as to which the Sponsors shall determine in their sole discretion that the cost of obtaining a security interest therein are excessive in relation to the value of the security to be afforded thereby. Notwithstanding the foregoing, the Issuer and the Guarantors may provide a super priority lien in respect to the collateral as security for revolving line of credit not to exceed $5 million.

Optional Redemption:	The Issuer may redeem the Notes in full, but not in part, on five days notice at (i) until the 1st anniversary of the issue date, 100%, (ii) until the 2nd anniversary, 103%, (iii) until the 3rd anniversary, 102%, (iv) until the 4th anniversary, 101% and (v) thereafter until maturity, 100%, in each case, of the principal amount plus 100% of accrued and unpaid interest. All optional redemptions shall be made pro rata.

Mandatory Redemption:	The Issuer will be required to redeem the Notes at 100% of principal amount plus accrued and unpaid interest with the net proceeds of any asset sale, any debt or equity financing and any Excess Cash Flow (to be defined) after the issue date. All mandatory redemptions shall be made pro rata.

Covenants:	The Notes will contain customary restrictive covenants for senior secured bank financings, including, without limitation, maintenance covenants with respect to total leverage and interest coverage and other covenants restricting mergers, incurrence of indebtedness, incurrence of liens, transactions with affiliates, investments (including acquisitions), dividends, and redemptions and other payments on junior securities.

Events of Default:	Customary events of default for senior secured bank financings, with grace periods and materiality thresholds to be agreed upon where appropriate, including, without limitation, nonpayment of principal or interest, violation of covenants, cross default and cross acceleration, bankruptcy, material judgments, asserted invalidity of any guarantee or security document or non-perfection of security interest and Change in Control (to be defined).

Transfer & Registration Rights:	The Notes will be issued in a private placement transaction and, as such, will not initially be registered under the Securities Act of 1933, as amended. The holders of the Notes will receive customary demand and shelf registration rights with respect to the Notes, including the requirement for the Issuer to file a shelf registration statement for the resale of the Notes within 200 days after the issue date and use reasonable best efforts to have such registration statement declared effective as soon as possible but, in any event, no later than 290 days after the issue date. The Issuer shall be required to keep the registration statement effective and available until it is no longer needed to permit unrestricted resales of the Notes.

Documentation:	The Notes and the related guarantees will be issued under an indenture and pursuant to a note purchase agreement containing customary representations, warranties, conditions and other terms. In addition, a customary registration rights agreement will be entered into. Counsel to Network General Corporation and the Sponsors to draft all documentation.

Governing Law and Forum:	New York.

Counsel to Network General Corporation and the Sponsors:	Simpson Thacher & Bartlett LLP.

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ANNEX B

The Indemnifying Party shall indemnify and hold harmless each of the Sponsors and their respective affiliates, partners, officers, directors, employees, agents and controlling persons (each an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and reasonable expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with any claim, investigation or proceedings arising out of or relating to this Letter Agreement (“Proceedings”) regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse such Indemnified Persons for any reasonable legal or other reasonable out-of-pocket expenses as they are incurred in connection with investigating or defending any of the foregoing. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and such Indemnified Person on the other hand but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. The Indemnifying Party also agree that no Indemnified Person shall have any liability based on their exclusive or contributory negligence or otherwise to the Indemnifying Party, any person asserting claims on behalf of or in right of any of the Indemnifying Party, or any other person in connection with or as a result of the transactions contemplated by the letter agreement. The indemnity, reimbursement and contribution obligations of the Indemnifying Party under this Annex B shall be in addition to any liability that the Indemnifying Party may otherwise have to an Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnifying Party and any Indemnified Person.

Promptly after receipt by an Indemnified Person of notice of the commencement of any Proceedings, such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided that (i) the omission so to notify the Indemnifying Party will not relieve it from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (ii) the omission so to notify the Indemnifying Party will not relieve it from any liability that it may have to an Indemnified Person otherwise than on account of this indemnity agreement. In case any such Proceedings are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person, provided that if the defendants in any such Proceedings include both such Indemnified Person and the Indemnifying Party and such Indemnified Person shall have concluded that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Proceedings on behalf of such Indemnified Person. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election so to assume the defense of such Proceedings and approval by such Indemnified Person of counsel, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel, approved by the Sponsors, representing the Indemnified Persons who are parties to such Proceedings), (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Proceedings or (iii) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

The Indemnifying Party shall not be liable for any settlement of any Proceedings effected without its written consent. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person, effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Capitalized terms used but not defined in this Annex B have the meanings assigned to such terms in the Letter Agreement to which this Annex B is attached.

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